STONE ENERGY CORPORATION

Announces First Quarter 2012 Results

LAFAYETTE, LA. May 7, 2012

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the first quarter of 2012, and provided updated guidance. Some of the highlights include:

•	Net daily production for the first quarter of 2012 was 41.0 MBoe (246 MMcfe) per day, which is an increase of 13% when compared to the first quarter of 2011.

•

The La Cantera/LaPosada (34.5% w.i.) onshore deep gas discovery well came on line in the first quarter and is producing at approximately 10 MMcfe per day net to Stone. The second well, currently drilling at 15,000 feet, is targeting the same pay sands as the initial discovery well.

•

Production commenced during the first quarter from the Pyrenees deep water subsea tie-back well at Garden Banks 293. Current production net to Stone is approximately 13 MMcfe per day. Production from the Wideberth deep water subsea tie-back well commenced in late April.

•	The transfer of operatorship at the recently acquired deep water Pompano field occurred ahead of schedule on March 1, 2012.

•	Debottlenecking of facility constraints in the Mary field resulted in first quarter net production from the Marcellus shale increasing to approximately 29 MMcfe per day.

•	Stone completed a $300 million 1 3/4% senior convertible notes offering in early March.

CEO David Welch stated, “The first quarter 2012 results continue to show the forward momentum and positive effects of diversifying our asset base with increases in production from our deep water, price-advantaged deep gas and Marcellus shale areas. Deep water production rates have increased with the Pyrenees and Wideberth start-ups adding to the base production from the Pompano acquisition. Deep gas production commenced from the La Cantera discovery well during the first quarter, with the second La Cantera well now drilling. In addition, our Marcellus shale production is increasing while focusing on the liquids rich Mary and Heather fields. The increased production combined with the recent $300 million convertible notes issuance creates a stable financial base upon which to continue to grow the company through exploration and acquisitions.”

Financial Results

For the first quarter of 2012, Stone reported net income of $51.0 million, or $1.03 per share, on oil and gas revenue of $244.1 million, compared to net income of $39.8 million, or $0.81 per share, on oil and gas revenue of $199.2 million in the first quarter of 2011. Discretionary cash flow totaled $174.7 million during the first quarter of 2012, as compared to $140.3 million during the first quarter of 2011. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.

Daily production during the first quarter of 2012 averaged 41.0 thousand barrels of oil equivalent (MBoe) per day (246 million cubic feet of gas equivalent (MMcfe) per day), compared with daily production of 36.0 MBoe (216 MMcfe) per day in the fourth quarter of 2011, and daily production of 36.2 MBoe (217 MMcfe) per day in the first quarter of 2011. First quarter of 2012 production mix was 50% oil, 5% natural gas liquids (NGL), and 45% natural gas.

Beginning in the first quarter of 2012, Stone began capturing and reporting natural gas liquids volumes and revenues separate from gas volumes. In the past, Stone reported “wet” gas volumes, which included the NGL volumes, and provided for a positive upward adjustment in the realized natural gas price. Stone will now report NGL and “dry” gas (shrunk for removal of liquids) volumes due to its rising NGL volumes. Reporting NGL and “dry” gas volumes separately yields a slight increase in overall equivalent volumes when compared to reporting “wet” gas volumes.

Prices realized during the first quarter of 2012 averaged $108.36 per barrel of oil, $67.26 per barrel of NGLs and $2.89 per Mcf of natural gas. Average realized prices for the first quarter of 2011 were $94.06 per barrel of oil, $46.87 per barrel of NGLs and $4.53 per Mcf of natural gas. The average realized natural gas price of $4.79 per Mcf previously reported for the first quarter of 2011 reflected the positive upward adjustment of the net NGL revenues which is now reported separately. Effective hedging transactions increased the average realized price of natural gas by $0.48 per Mcf and decreased the average realized price of oil by $3.13 per barrel in the first quarter of 2012.

Lease operating expenses during the first quarter of 2012 totaled $44.5 million ($11.93 per Boe or $1.99 per Mcfe), compared to $38.3 million ($11.75 per Boe or $1.96 per Mcfe), in the first quarter of 2011.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the first quarter of 2012 totaled $83.8 million ($22.48 per Boe or $3.75 per Mcfe), compared to $66.4 million ($20.38 per Boe or $3.40 per Mcfe), in the first quarter of 2011.

Salaries, general and administrative (SG&A) expenses for the first quarter of 2012 were $13.7 million ($3.68 per Boe or $0.61 per Mcfe), compared to $11.7 million ($3.60 per Boe or $0.60 per Mcfe), in the first quarter of 2011.

Capital expenditures before capitalized SG&A and interest during the first quarter of 2012 were approximately $88.4 million, which includes $3.8 million of plugging and abandonment expenditures. Additionally, $5.6 million of SG&A expenses and $8.7 million of interest were capitalized during the first quarter of 2012.

On March 6, 2012, we issued $300 million of 1  3/4% Senior Convertible Notes due 2017 in a private offering. The conversion price is $42.65 per share to the holders; however, utilizing a “call-spread” instrument, the effective conversion price to the company was increased to $55.91 per share. For financial accounting purposes, the $300 million 1  3/4% Senior Convertible Notes were recorded on the balance sheet at a discount to face value with the debt component extrapolated using an assumed market interest rate.

Upon completion of the offering, our borrowing base under our bank credit facility was automatically reduced from $400 million to $310 million. On May 4, 2012, our borrowing base under our credit facility was increased back to $400 million after a semi-annual redetermination.

  On March 31, 2012, we had $263.8 million in cash, no outstanding borrowings under our bank credit facility and letters of credit totaling $27.1 million. As of May 7, 2012, we had no outstanding borrowings under our bank credit facility and letters of credit totaling $27.1 million had been issued pursuant to the facility, leaving $372.9 million of availability under the facility.

Operational Update

La Cantera (Deep Gas). The La Cantera/LaPosada discovery well began producing in March and is currently at a gross rate of approximately 27 MMcf of gas, 600 Bbl of oil and 950 Bbl of NGLs per day, or 10 MMcfe per day net to Stone. In addition, a second well, the Broussard #2, is currently drilling at 15,000 feet. The second well will target the same pay sands encountered in the initial discovery well–and is expected to reach total depth of 18,900 feet in the third quarter of 2012. Stone holds an approximate 34.5% working interest in this project.

Pompano Field (Deep Water). The transfer of operatorship of the field from BP to Stone was completed in the first quarter of 2012. Several workover/recompletion projects are ready to be executed during the second quarter, followed by a platform drilling program projected for 2013. Current net production is approximately 3,400 Boe per day.

Garden Banks 293 – Pyrenees (Deep Water). Production commenced from the Pyrenees deep water subsea tie-back well late in the first quarter of 2012. The gross production rate is currently 31 MMcf per day and 2,200 Bbl per day (approximately 13 MMcfe per day net). Stone holds a 30% non-operated working interest in Pyrenees.

Green Canyon 490 – Wideberth (Deep Water). Production from the Wideberth discovery (acquired in the fourth quarter of 2011) commenced in late April. The gross production rate is currently 35 MMcf per day and 3,200 Bbl per day (approximately 13 MMcfe per day net). Stone holds a 25% non-operated working interest in Wideberth.

Green Canyon 823 – Parmer (Deep Water). The deep water Parmer step-out appraisal well is expected to spud late in the second quarter of 2012. The well is expected to drill for approximately three months, followed by a possible sidetrack. Stone holds a 50% working interest in the prospect operated by Apache.

Conventional Shelf. Drilling commenced on the second well of the 4-5 well program at the Ship Shoal 113 field. The first prospect, Smokin Rooster, was successful encountering 95 feet of pay with first production expected in May. The second prospect, Jointed Thunderstick, is currently drilling at 7,700 feet. The Lionfish prospect at South Pelto 23 is currently being completed with first production expected by early June.

Lighthouse Bayou Deep Prospect (Ultra Deep Gas). Plans continue for the deepening of the Lighthouse Bayou prospect, located in Cameron Parish, below 25,500 feet. The Lighthouse Bayou deepening operation is currently projected to commence in 2013, subject to final technical review. Chevron is now the operator and Stone holds a 25% working interest in the prospect.

Appalachian Basin (Marcellus Shale). During the first quarter of 2012, the Caiman pipeline constraints from the Mary field were addressed allowing eleven Mary field wells from two pads to flow (at a slightly constrained rate) by the end of the first quarter. Total first quarter net production from the Marcellus shale including volumes from the Mary, Heather, Buddy and Katie fields was approximately 29 MMcfe per day. Drilling continues on the liquid rich Mary and Heather fields in West Virginia with a total of seven horizontal wells drilled year to date. Stone has fracture-stimulated six more wells at its Mary field with first production from this new pad scheduled by early third quarter of 2012. Additionally, fracture-stimulations have commenced on seven more wells in the Mary field, with first production anticipated by early fourth quarter of 2012. Stone expects to drill between 22 and 27 horizontal wells and complete 20 to 26 wells in the Mary and Heather fields during 2012.

2012 Guidance

Guidance for the second quarter and full year 2012 has been updated (updated figures are italicized) and is shown in the table below. The guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	Second Quarter	Full Year
Production - MBoe per day (MMcfe per day)	40 – 43 (240– 260)	41 – 45 (245 – 270)
Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$195 - $210
Transportation, processing and gathering (in millions)	—	$22 - $28
Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$48 - $52
Depreciation, Depletion & Amortization (per Boe)	—	$22.20 - $23.70
(per Mcfe)		$3.70 - $3.95
Corporate Tax Rate (%)	—	35% - 37%
Capital Expenditure Budget (in millions) (excluding acquisitions)	—	$625

Hedge Position

The following table illustrates our derivative positions for 2012, 2013 and 2014 as of May 7, 2012:

	Fixed-Price Swaps
	NYMEX (except where noted)
	Natural Gas		Oil
	Daily Volume (MMBtus/d)	Swap Price	Daily Volume (Bbls/d)		Swap Price
2012	10,000	$5.035	1,000		$90.30
2012	10,000	5.040	1,000		90.41
2012	10,000	5.050	1,000		90.45
2012			1,000		95.50
2012			2,000		97.60
2012			1,000		98.15
2012			1,000		100.00
2012			1,000		101.55
2012			1,000		104.25
2012			1,000	*	111.02

2013	10,000	5.270	1,000		94.45
2013	10,000	5.320	1,000		94.60
2013			1,000		97.15
2013			1,000		101.53
2013			1,000		103.00
2013			1,000		103.15
2013			1,000		104.25
2013			1,000		104.47
2013			1,000		104.50
2013			1,000	*	107.30

2014			1,000		98.00
2014			1,000		98.30
2014			1,000		99.65
2014			1,000	*	103.30

*	Brent oil contract

Other Information

Stone Energy has planned a conference call for 10:00 a.m. Central Time on Tuesday, May 8, 2012 to discuss the operational and financial results for the first quarter of 2012. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

In addition, as previously announced, Stone Energy will hold its 2012 Annual Meeting of Stockholders on Thursday, May 24, 2012, at 10:00 a.m., CDT, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. The Company proposes to elect ten directors, to ratify the appointment of Ernst & Young LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2012, to have a non-binding advisory vote on the compensation of the named executive officers (say on pay), and to transact such other business as may properly come before the meeting.

Non-GAAP Financial Measures

In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
FINANCIAL RESULTS
Net income	$50,974	$39,792
Net income per share	$1.03	$0.81

PRODUCTION QUANTITIES
Oil (MBbls)	1,862	1,616
Gas (MMcf)	9,994	9,083
Natural gas liquids (MBbls)	200	128
Oil, gas and NGLs (MBoe)	3,728	3,258
Oil, gas and NGLs (MMcfe)	22,366	19,547

AVERAGE DAILY PRODUCTION
Oil (MBbls)	20.5	18.0
Gas (MMcf)	109.8	100.9
Natural gas liquids (MBbls)	2.2	1.4
Oil, gas and NGLs (MBoe)	41.0	36.2
Oil, gas and NGLs (MMcfe)	245.8	217.2

REVENUE DATA
Oil revenue	$201,758	$151,995
Gas revenue	28,857	41,160
Natural gas liquids revenue	13,452	5,999

Total oil, gas and NGL revenue	$244,067	$199,154

AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$111.49	$99.29
Gas (per Mcf)	2.41	4.03
Natural gas liquids (per Bbl)	67.26	46.87
Oil, gas and NGLs (per Boe)	65.74	62.32
Oil, gas and NGLs (per Mcfe)	10.96	10.39
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$108.36	$94.06
Gas (per Mcf)	2.89	4.53
Natural gas liquids (per Bbl)	67.26	46.87
Oil, gas and NGLs (per Boe)	65.47	61.13
Oil, gas and NGLs (per Mcfe)	10.91	10.19

COST DATA
Lease operating expenses	$44,480	$38,287
Salaries, general and administrative expenses	13,705	11,733
DD&A expense on oil and gas properties	83,824	66,385

AVERAGE COSTS
Lease operating expenses (per Boe)	$11.93	$11.75
Lease operating expenses (per Mcfe)	1.99	1.96
Salaries, general and administrative expenses (per Boe)	3.68	3.60
Salaries, general and administrative expenses (per Mcfe)	0.61	0.60
DD&A expense on oil and gas properties (per Boe)	22.48	20.38
DD&A expense on oil and gas properties (per Mcfe)	3.75	3.40

AVERAGE SHARES OUTSTANDING – Diluted	48,299	47,939

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating revenue:
Oil production	$201,758	$151,995
Gas production	28,857	41,160
Natural gas liquids production	13,452	5,999
Other operational income	890	885

Total operating revenue	244,957	200,039

Operating expenses:
Lease operating expenses	44,480	38,287
Transportation, processing and gathering	3,657	1,820
Other operational expense	42	662
Production taxes	3,378	2,535
Depreciation, depletion and amortization	84,575	67,669
Accretion expense	8,266	7,717
Salaries, general and administrative expenses	13,705	11,733
Incentive compensation expense	1,442	2,684
Derivative expenses, net	485	2,180

Total operating expenses	160,030	135,287

Income from operations	84,927	64,752

Other (income) expenses:
Interest expense	5,731	3,111
Interest income	(31)	(94)
Other income	(420)	(564)
Other expense	—	124

Total other expenses	5,280	2,577

Income before taxes	79,647	62,175

Provision for income taxes:
Current	1,234	—
Deferred	27,439	22,383

Total income taxes	28,673	22,383

Net income	$50,974	$39,792

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net income as reported	$50,974	$39,792

Reconciling items:
Depreciation, depletion and amortization	84,575	67,669
Deferred income tax provision	27,439	22,383
Accretion expense	8,266	7,717
Stock compensation expense	1,750	1,680
Other	1,668	1,051

Discretionary cash flow	174,672	140,292

Changes in income taxes payable	(2,647)	(3,681)
Settlement of asset retirement obligations	(2,980)	(19,034)
Other working capital changes	(49,710)	(28,262)

Net cash provided by operating activities	$119,335	$89,315

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$263,841	$38,451
Accounts receivable	133,266	118,139
Fair value of hedging contracts	24,352	25,177
Current income tax receivable	23,140	19,946
Deferred taxes	30,206	26,072
Inventory	4,643	4,643
Other current assets	754	791

Total current assets	480,202	233,219
Oil and gas properties, full cost method of accounting:
Proved	6,704,772	6,648,168
Less: accumulated depreciation, depletion and amortization	(5,252,894)	(5,174,729)

Net proved oil and gas properties	1,451,878	1,473,439
Unevaluated	443,889	401,609
Other property and equipment, net	11,444	11,172
Fair value of hedging contracts	10,937	22,543
Other assets, net	28,963	23,769

Total assets	$2,427,313	$2,165,751

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$86,307	$102,946
Undistributed oil and gas proceeds	26,359	27,328
Accrued interest	10,490	14,059
Fair value of hedging contracts	27,298	11,122
Asset retirement obligations	71,256	62,676
Other current liabilities	10,740	28,370

Total current liabilities	232,450	246,501

Bank debt	—	45,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
8 5/8% Senior Notes due 2017	375,000	375,000
1 3/4% Senior Convertible Notes due 2017*	230,140	—
Deferred taxes	266,996	247,835
Asset retirement obligations	359,274	363,103
Fair value of hedging contracts	8,025	815
Other long-term liabilities	20,523	19,668

Total liabilities	1,692,408	1,497,922

Common stock	483	481
Treasury stock	(860)	(860)
Additional paid-in capital	1,376,730	1,338,565
Accumulated deficit	(641,251)	(692,225)
Accumulated other comprehensive income (loss)	(197)	21,868

Total stockholders’ equity	734,905	667,829

Total liabilities and stockholders’ equity	$2,427,313	$2,165,751

*	Face value of $300 million